SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
 [   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 [X] Definitive Proxy Statement
 [   ] Definitive Additional Materials
 [   ] Soliciting Material under Rule 240.14a-12

HNC SOFTWARE INC.

(Name of Registrant as Specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 26, 2002

To Our Stockholders:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders of HNC Software Inc. to be held at HNC’s worldwide headquarters located at 5935 Cornerstone Court West, San Diego, California, on Tuesday, May 28, 2002, at 10:00 a.m., local time.

The matters on the agenda for the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Please use this opportunity to take part in HNC’s affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We hope to see you at the meeting.

Sincerely, John Mutch Chief Executive Officer and President

PROXY STATEMENT
PROPOSAL NO. 1: ELECTION OF DIRECTORS
PROPOSAL 2: AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL NO. 3: AMENDMENT TO OUR 2001 EQUITY INCENTIVE PLAN
PROPOSAL NO. 4: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT ON EXECUTIVE COMPENSATION
COMPANY STOCK PRICE PERFORMANCE
RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
OTHER BUSINESS

HNC SOFTWARE INC.
5935 CORNERSTONE COURT WEST
SAN DIEGO, CALIFORNIA 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

The 2002 annual meeting of stockholders of HNC Software Inc. will be held at our worldwide headquarters at 5935 Cornerstone Court West, San Diego, California, on Tuesday, May 28, 2002, at 10:00 a.m., local time.

At the meeting, you will be asked to consider and vote upon the following matters:

     1. The election of six directors, each to serve until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. At the meeting, our board of directors intends to present the following nominees for election as directors:

Edward K. Chandler	Louis A. Simpson
Thomas F. Farb	David Y. Chen
Alex W. Hart	John Mutch

2. A proposal to amend our Certificate of Incorporation to increase our shares of authorized common stock by 120,000,000 shares, increasing our total authorized common stock from 120,000,000 to 240,000,000 shares.

3. A proposal to amend our 2001 Equity Incentive Plan to increase the number of shares of common stock reserved under the plan by 400,000, increasing the reserve from 1,400,000 to 1,800,000 shares.

4. A proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for 2002.

5. Any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on April 5, 2002 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Kenneth J. Saunders Chief Financial Officer and Secretary

San Diego, California
April 26, 2002

Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

HNC SOFTWARE INC.
5935 CORNERSTONE COURT WEST
SAN DIEGO, CALIFORNIA 92121-3728

PROXY STATEMENT

April 26, 2002

The accompanying proxy is solicited on behalf of the board of directors of HNC Software Inc., a Delaware corporation, for use at the 2002 annual meeting of stockholders to be held at our worldwide headquarters at 5935 Cornerstone Court West, San Diego, California, on Tuesday, May 28, 2002, at 10:00 a.m., local time. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about April 26, 2002. An annual report for 2001 is enclosed with this proxy statement.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 5, 2002 will be entitled to vote at the meeting. At the close of business on April 5, 2002, we had 35,655,784 shares of common stock outstanding and entitled to vote.

The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum for the transaction of business. Broker non-votes will be counted in determining whether or not a quorum is present at the meeting.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share held as of the record date. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Negative votes will not affect the outcome of the election of directors. Approval of proposal number 2 requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes against proposal number 2. Approval of each of proposals number 3 and number 4 requires the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and are voted for or against the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on proposal number 3 and proposal number 4. The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

Voting of Proxies

The proxy sent with this proxy statement is solicited on behalf of the board of directors. We ask all stockholders to complete, date and sign the proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions you designate in the proxy. Returned signed proxies that give no instructions as to how they should be voted on a particular proposal will be counted as votes for that proposal. In the case of the election of directors, proxies that give no instructions as to how they should be voted will be counted as voted for election to the board of all the nominees presented by the board.

If we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting. The proxy holders would be entitled to vote shares represented by signed proxies in favor of adjournment.

HNC will pay the expenses of soliciting the proxies for the meeting. After the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph or in person. After the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We reimburse those record holders for their reasonable expenses if they ask us to do so. We have retained Georgeson Shareholder Communications, an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $6,000 plus reimbursement of reasonable expenses.

Revocability of Proxies

A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by signing and returning a proxy with a later date, by delivering a written notice of revocation to HNC stating that the proxy is revoked or by attending the meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the meeting, stockholders will elect directors to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified or until the director’s earlier resignation, death or removal. The board currently consists of six directors, all of whom are nominated for reelection at the meeting.

Shares represented by the accompanying proxy will be voted for the election of the six nominees recommended by the board unless the proxy is marked to withhold authority to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a director.

Directors/Nominees

The table below presents information about the nominees for director.

			Director
Name of Director	Age	Principal Occupation	Since

John Mutch	45	President and Chief Executive Officer, HNC Software Inc.	1999
Edward K. Chandler(1)(2)	44	Managing Director, Graystone Venture Partners, LLC	1991
Alex W. Hart (1)(2)(3)	61	Independent Consultant to the financial services industry	1998
Thomas F. Farb(1)(3)	45	General Partner and Chief Financial Officer, Summit Partners, L.P.	1987
David Y. Chen	42	Partner, OVP Venture Partners	2000
Louis A. Simpson(2)	65	President and Chief Executive Officer, Capital Operations, Geico Corporation	2001

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating Committee.

John Mutch has been a director and Chief Executive Officer of HNC since December 1999 and President since Mr. Hansen's resignation in March 2002. He also served as President of HNC from December 1999 until Mr. Hansen's appointment in May 2001. Mr. Mutch joined us in July 1997, where he served initially as Vice President, Marketing until September 1998, and later as President of HNC Insurance Solutions from September 1998 to December 1999. He was a founder of MVenture Holdings, Inc., a private equity fund that invests in start-up technology companies, and served as a general partner from June 1994 to July 1997. From December 1986 to June 1997, Mr. Mutch held a variety of executive marketing positions with Microsoft Corporation, including Director of Organization Marketing. He holds a Bachelor’s of Science degree in Applied Economics from Cornell University and a Master’s degree in Business Administration from the University of Chicago.

Edward K. Chandler has been a director of HNC since August 1991. Since August 1991, he has been a principal of Prairie Capital Partnership, a venture capital firm. Since July 1996, Mr. Chandler has also been a managing director of Graystone Venture Partners, LLC, a venture capital firm. Since August 1999, he has been a managing director of Portage Venture Partners, LLC, a venture capital firm. He holds a Bachelor’s of Arts degree in Economics from Yale University and a Master’s Degree in Business Administration from Harvard University.

Alex W. Hart has been a director of HNC since October 1998. Since November 1997, he has been an independent consultant to the financial services industry. From August 1995 to November 1997, Mr. Hart served as Chief Executive Officer of Advanta Corporation, a consumer lending company. From March 1994 to August 1996, he served as Executive Vice Chairman of Advanta Corporation. From November 1988 to March 1994, he served as President and Chief Executive Officer of MasterCard International. Mr. Hart also serves as a director of Sanchez Computer Associates Inc., a provider of enterprise banking software, Global Payments, Inc., a payment services company, Actrade Financial Technologies, a trade finance company and Silicon Valley Bank. He also serves as director of a number of privately-held companies. Mr. Hart holds a Bachelor’s of Arts degree in Psychology from Harvard University and has completed studies at the Graduate School of Bank Marketing at the University of Colorado and the Graduate Program for Data Processing Management at Harvard Business School.

Thomas F. Farb has been a director of HNC since November 1987. Since September 1998, he has served as General Partner and Chief Financial Officer of Summit Partners, L.P., a private investment and management firm. From April 1994 to August 1998, he served as Senior Vice President and Chief Financial Officer of Indevus Pharmaceuticals, Inc., a publicly-held diversified pharmaceutical company, and as an officer of several of its subsidiaries. From October 1992 to March 1994, Mr. Farb served as Vice President of Corporate Development, Chief Financial Officer and Controller of Cytyc Corporation, a medical device and diagnostics company. He also serves as a director of privately-held companies and Redwood Trust, Inc., a California-based publicly-held Real Estate Investment Trust. Mr. Farb holds a Bachelor’s of Arts degree in Sociology from Harvard University.

David Y. Chen has been a director of HNC since May 2000. Since May 2000, Mr. Chen has been a partner of OVP Venture Partners, a venture capital firm. From January 1999 to May 2001, he served as Chairman and Chief Executive Officer of GeoTrust, Inc., an information services company. From December 1993 to January 2000, he served as managing member of The Ascent Group, LLC, a strategic planning and management consulting firm. He also serves as a director of a number of privately-held companies. Mr. Chen holds a Bachelor’s of Arts degree in Biology from the University of California, Berkeley and a Master’s Degree in Finance from Northwestern University, Kellogg Graduate School of Management.

Louis A. Simpson has been director at HNC since August 2002. Since May 1993, he has served as President and Chief Executive Officer, Capital Operations, of Geico Corporation. From 1985 to 1993, he served as Vice Chairman of the Board of Geico Corporation and from September 1979 as Senior Vice President and Chief Investment Officer. Previously, he was President and Chief Executive Officer of Western Asset Management, a subsidiary of Western Bancorporation, a partner at Stein Roe and Farnham, an investment firm, and an instructor of economics at Princeton University. Mr. Simpson serves as a director for the following publicly held companies: AT&T, Western Assets Funds, Inc. and Pacific American Income Shares Inc. Mr. Simpson holds a Bachelor’s of Economics from Ohio Wesleyan University and a Master’s Degree in Economics from Princeton University.

Board of Directors Meetings and Committees

Board of Directors. During 2001, the board met 18 times, including telephone conference meetings. No director attended fewer than 75% of the total number of meetings of the board held while he was a director and the total number of meetings held by all committees of the board on which the director served during the time he served. Standing committees of the board include an audit committee and a compensation committee.

Nominating Committee. Alex W. Hart and Thomas F. Farb are the members of the nominating committee. The nominating committee was appointed in April 2002 and has not met separately from the board. The nominating committee is not considering stockholder recommendations for nominees.

Audit Committee. Edward K. Chandler, Thomas F. Farb and Alex W. Hart are the current members of the audit committee. The audit committee met four times during 2001. The audit committee meets with our independent accountants to review the adequacy of our internal control systems and financial reporting procedures; reviews the general scope of our annual audit and the fees charged by our independent accountants; reviews and monitors the performance of non-audit services by our auditors; and reviews the fairness of any proposed transaction between HNC and any officer, director or other affiliate of HNC (other than transactions subject to the review of the compensation committee), and after review, makes recommendations to the full board. The audit committee also performs further functions as may be required by any stock exchange or over-the-counter market upon which the HNC common stock may be listed.

Compensation Committee. Edward K. Chandler, Alex W. Hart and Louis A. Simpson are the current members of the compensation committee. During 2001, the compensation committee met three times. The compensation committee determines compensation for our executive officers other than the Chief Executive Officer, and makes recommendations to the board with respect to the compensation of the Chief Executive Officer. The compensation committee also grants (or delegates authority to grant) options and stock awards under our employee benefit plans, reviews and recommends adoption of stock option and employee benefit plans and amendments of those plans and reviews and determines our general compensation policies.

Director Compensation

We reimburse board members for reasonable expenses associated with their attendance at board meetings. Effective July 1, 2001, we pay $30,000 annually to each outside director. In 2001, we paid Louis Simpson $10,000 for his work as a director and Alex W. Hart and David Y. Chen each $15,000 for their work as a directors. Thomas F. Farb received $24,000 for his work as a director. Members of the board who are not employees of HNC, or any parent, subsidiary or affiliate of HNC, are eligible to participate in our 1995 Directors Stock Option Plan. Until July 1, 2001, under our directors plan each eligible director was automatically granted an option for 25,000 shares when the director first joined the board and an option for 10,000 shares annually thereafter as long as the director remains on the board. Effective July 1, 2001, the initial option grant was amended to between 10,000 and 40,000 shares, with the exact number to be determined by the board. In addition, the annual grant was increased to 16,000 shares. The option exercise price is set at the fair market value of our common stock on the grant date. During 2001, David Chen was granted an option under this plan to purchase 10,000 shares of common stock at a price of $28.88 per share. Also during 2001 and under the plan, Edward K. Chandler and Thomas F. Farb were each granted an option to purchase 10,000 shares of common stock at a price of $21.90 per share. Louis Simpson was granted an option under this plan to purchase 30,000 shares of common stock and Alex W. Hart was granted an option to purchase 16,000 shares of common stock, both at a price of $17.70 per share.

The board recommends a vote for the election of each nominee.

PROPOSAL 2:

AMENDMENT TO OUR ARTICLES OF INCORPORATION

TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

In March 2002 the board approved an amendment to our Certificate in Incorporation, subject to stockholder approval, to increase the number of our shares authorized shares of common stock from 120,000,000 to 240,000,000 shares. This amendment will not affect the par value of the common stock, which will remain at $ 0.001 per share.

HNC currently has 120,000,000 shares of authorized common stock. We are now asking the stockholders to approve the amending of our Certificate of Incorporation to increase the number of authorized shares of common stock by 120,000,000. As of April 5, 2002, 50,083,972 of the 120,000,000 authorized shares of common stock had been used or reserved for use as follows:

•	35,655,784 shares were issued and outstanding;

•	6,929,297 shares were reserved for issuance upon exercise of stock options and warrants;

•	5,208,333 shares were reserved for issuance upon the conversion of our convertible notes; and

•	2,290,558 shares were reserved for future grants under equity incentive and stock purchase plans.

Therefore, there were 69,916,028 shares remaining as of April 5, 2002.

This increase of 120,000,000 million shares will give HNC greater flexibility for stock splits and stock dividends, grants under employee stock incentive and purchase plans, financings, mergers and acquisitions and for other general corporate purposes.

Under the proposed amendment to the Certificate of Incorporation, the additional shares of common stock would be available for issuance without further shareholder action, unless stockholder action is otherwise required by Delaware law or the rules of The Nasdaq Stock Market or any stock exchange on which the common stock may then be listed or quoted. The additional authorized shares would be part of the existing class of common stock and would not affect the terms of the common stock or the rights of the holders of common stock. Current stockholders will not have automatic rights to purchase any of the additional authorized shares. Any future issuance of additional authorized shares of common stock will decrease the existing stockholders’ equity ownership and may have a dilutive effect on the rights of those holding common stock at the time the additional authorized shares are issued. HNC has no current arrangements, understandings or plans to issue a material amount of shares of common stock, other than shares reserved to cover past and future grants under existing incentive plans.

Although the proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations, stockholders should be aware that one of the effects of the amendment may be to facilitate future efforts by HNC to deter or prevent changes in or removal of management or changes in control of HNC. This could include changes in control that are favored by a majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares of HNC over then-current market prices or benefit in some other manner. We are not aware of any effort to accumulate its securities or obtain control of HNC through a tender offer, proxy contest or otherwise.

The board recommends a vote for amending our Certificate of Incorporation.

PROPOSAL NO. 3:

AMENDMENT TO OUR 2001 EQUITY INCENTIVE PLAN

In April 2002, the board adopted, subject to stockholder approval, an amendment to our 2001 Equity Incentive Plan to increase the number of share of common stock reserved for issuance under the plan by 400,000 shares, increasing the number of shares in the reserve from 1,400,000 to 1,800,000 shares. We are now asking the stockholders to approve the amendment.

The board believes that the increase of shares under the incentive plan is in the best interests of HNC because of our continuing need to provide stock options to attract and retain quality employees in order to remain competitive in the industry. The granting of equity incentives under the incentive plan will play an important role in our efforts to attract and retain employees of outstanding ability. Competition for skilled engineers and other key employees in the software industry is intense and the use of significant stock options for retention and motivation of personnel is pervasive in high technology industries. The board believes that the incentive plan will provide us with adequate flexibility to ensure that we can continue to meet those goals and facilitate expansion of our employee base.

Below is a summary of the principal provisions of the incentive plan. The summary is qualified in its entirety by reference to the full text of the incentive plan, which may be obtained from HNC. The incentive plan is also filed with the Securities and Exchange Commission and is available at the SEC website at www.sec.gov.

Incentive Plan History. The board adopted the incentive plan in April 2001 and the stockholders approved the incentive plan at the annual meeting in 2001. The purpose of the incentive plan is to offer employees and other eligible person the opportunity to participate in HNC’s future performance through awards of stock options, restricted stock and stock bonuses. From the inception of the incentive plan through December 31, 2001, options to purchase a total number of 631,813 shares were granted, of which options to purchase 61,063 shares were cancelled. During the same time period we did not grant options under the incentive plan to any of the current executive officers nor did we grant options under the incentive plan to any member of the board. We granted to employees other than the current executive officers options to purchase a total of 631,813 shares. With the exception of one employee, no person received more than 5% of the total options granted under the incentive plan from the inception of the plan to through December 31, 2001.

Shares Subject to the Incentive Plan. The stock subject to issuance under the incentive plan currently consists of 1,800,000 shares of authorized but unissued common stock, assuming stockholder approval of the amendment. This number of shares is subject to proportionate adjustment to reflect stock splits, stock dividends, spin-offs and other similar events. We also have shares available for grant under other equity plans. We have reserved a total of 9,337,838 shares of common stock for issuance under our 1995 Equity Incentive Plan from inception of the plan to December 31, 2001, including shares that were transferred from our 1987 Stock Option Plan. At December 31, 2001, a total of 4,450,139 shares had been issued upon the exercise of options granted under the 1995 Equity Incentive Plan, 4,383,250 shares were subject to outstanding options and 504,449 shares were available for future grant. We have also reserved a total of 2,980,000 shares of common stock for issuance under our 1998 Stock Option Plan from inception of the plan to December 31, 2001. At December 31, 2001, 916,519 shares had been issued upon the exercise of options granted under the 1998 Stock Option Plan, 1,238,781 shares were subject to outstanding options and 824,700 shares were available for future grant. In addition, at December 31, 2001, options to purchase a total of 125,624 shares of common stock were outstanding under option plans that HNC has assumed in connection with acquisitions through December 31, 2001.

Eligibility. Employees, officers, directors, consultants, independent contractors and advisors of HNC (and of any of its subsidiaries and affiliates) are eligible to receive awards under the incentive plan. No participant is eligible to receive more than 500,000 shares of common stock in any calendar year under the incentive plan, other than new employees of HNC (including directors and officers who are also new employees) who are eligible to receive up to a maximum of 700,000 shares in the calendar year in which they start their employment with HNC. As of December 31, 2001, approximately 1,270 persons would have been eligible to participate in the incentive plan.

Administration. The compensation committee of the board administers the incentive plan. The members of the committee are appointed by the board and are non-employee directors, as defined in Rule 16b-3 under the Securities Exchange Act and outside directors, as defined for purposes of Section 162(m) of the Internal Revenue Code. The compensation committee currently consists of Edward K. Chandler, Alex W. Hart and Louis A. Simpson.

Subject to the terms of the incentive plan, the compensation committee determines the persons who are to receive options under the incentive plan, the number of shares subject to each option and the terms and conditions of options. The compensation committee has authorized HNC’s Chief Executive Officer and President to make option grants to non-officer employees within specified ranges of shares based on the position and grade level for the employee and guidelines established by the compensation committee. The compensation committee also has the authority to construe and interpret any of the provisions of the incentive plan or any awards granted under the incentive plan.

Stock Options. The incentive plan permits grants of options that are intended to qualify either as incentive options or nonqualified options. Incentive options may be granted only to employees (including officers and directors who are also employees) of HNC or any parent or subsidiary of HNC. The per share exercise price for each option must be no less than the fair market value (as defined in the incentive plan) of a share of our common stock at the time the option is granted. In the case of an incentive option granted to a 10% stockholder, the per share exercise price must be no less than 110% of the fair market value of a share of our common stock at the time the option is granted. Options granted under the incentive plan will have a term of up to ten years. The closing price of HNC common stock on the Nasdaq National Stock Market was $15.15 per share on April 5, 2002.

Participants may pay the exercise price of options granted under the incentive plan as approved by the compensation committee at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness we owe to the participant; (3) by surrender of shares of HNC common stock, as long as the participant has owned the shares for at least six months and the shares surrendered have a fair market value on the date of surrender equal to the total exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the participant for services rendered; (6) by a same-day sale commitment from the participant and a National Association of Securities Dealers, Inc. broker; (7) by a margin commitment from the participant and an NASD broker; or (8) by any combination of the foregoing.

Restricted Stock and Stock Bonus Awards. The compensation committee may grant awards to purchase restricted stock or award stock bonuses to eligible participants, either in addition to, or in tandem with, other awards under the incentive plan. The compensation committee determines the terms, conditions and restrictions of the awards. The purchase price for restricted stock awards must be no less than the fair market value of our common stock on the date of the award, and can be paid for in any of the forms of consideration listed in items (1) through (5) in “Stock Options” above, as are approved by the compensation committee at the time of grant. The total number of shares of common stock issuable pursuant to restricted stock and stock bonus awards under the incentive plan is limited to 10% of the total number of shares reserved for issuance under the incentive plan.

Mergers, Consolidations and Changes of Control. In the event of a merger, consolidation, dissolution or liquidation of HNC, the sale of substantially all of the assets of HNC or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent options in exchange for those granted under the incentive plan or provide substantially similar consideration, shares or other property as was provided to stockholders of HNC in the transaction (after taking into account the provisions of the options). If the successor corporation does not assume or substitute the options, the options will expire upon the closing of the transaction at the time and upon the conditions as the board determines.

Amendment of the Incentive Plan. The board or the compensation committee may at any time terminate or amend the incentive plan, including amending any form of award agreement or other document to be signed under the incentive plan. Amendments to the incentive plan are not required to be submitted for stockholder approval except as required by applicable law.

Term of the Incentive Plan. Unless terminated earlier as provided in the incentive plan, the incentive plan will expire in April 2011, ten years after it was adopted by the board.

Federal Income Tax Information. The following is a general summary as of the date of this proxy statement of the federal income tax consequences to HNC and participants under the incentive plan. The federal tax law may change and the federal, state and local tax consequences for any participant will depend on the participant’s individual circumstances. Each participant has been and is encouraged to seek the advice of a qualified tax advisor regarding the consequences of the participation in the incentive plan.

Incentive Stock Options. A participant will recognize no income upon grant of an incentive option and will incur no tax on its exercise, unless the participant is subject to the alternative minimum tax as described below. If the participant holds shares acquired upon exercise of an incentive option for more than one year after the date the incentive option was exercised and for more than two years after the date it was granted, the participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the shares. The amount of this gain or loss will be equal to the difference between the amount realized upon the disposition of the shares and the option exercise price. If the participant disposes of shares acquired upon exercise of an incentive option before the expiration of either required holding period, a disqualifying disposition, then the gain realized upon the disposition, up to the difference between the fair market value of the shares on the date of exercise (or, if less, the amount realized on a sale of the shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be capital gain.

Alternative Minimum Tax. The difference between the fair market value of the shares acquired upon exercise of an incentive option on the date of exercise and the exercise price for the shares is an adjustment to income for purposes of the alternative minimum tax. Taxpayers must pay alternative minimum tax if the amount of the alternative minimum tax is more than their regular income tax. The amount of the alternative minimum tax is 26% of an individual taxpayer’s alternative minimum taxable income (28% of alternative minimum taxable income over $175,000). For alternative minimum taxable income that would otherwise be taxable as net capital gain, the maximum alternative minimum tax rate is 20%. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by specified tax preference items and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). The difference between the fair market value of shares acquired upon the exercise of an incentive option on the date of exercise and the exercise price is a tax preference item for this purpose. If the taxpayer disposes of the shares before the expiration of either required holding period, but the disposition occurs in the same calendar year as exercise of the incentive option, there is no alternative minimum tax adjustment for those shares. Also, upon a sale of shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the shares at exercise over the amount paid for the shares.

Nonqualified Stock Options. A participant will not recognize any taxable income at the time a nonqualified option is granted. However, upon exercise of a nonqualified option, the participant must include the spread in income as compensation. The spread is the difference between the fair market value of the purchased shares on the date of exercise and the exercise price of the shares. The participant must treat the included amount as ordinary income. The included amount may be subject to withholding by HNC, either by payment in cash or withholding out of the participant’s salary. When the participant sells the shares, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

Restricted Stock and Stock Bonus Awards. Restricted stock and stock bonus awards will generally be subject to tax at the time of receipt, unless there are restrictions that enable the participant to defer tax. At the time the tax is incurred, the tax treatment will be similar to that discussed above for nonqualified options.

Maximum Tax Rates. The maximum tax rate applicable to ordinary income is 38.6%. Long-term capital gain is taxed at a maximum of 20%. For this purpose, in order to receive long-term capital gain treatment, the shares must be held for more than twelve months. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

Tax Treatment of HNC. HNC generally will be entitled to a deduction in connection with the exercise of a nonqualified option or the receipt of restricted stock or stock bonuses by a participant to the extent that the participant recognizes ordinary income, provided that HNC timely reports the income to the Internal Revenue Service. HNC will be entitled to a deduction in connection with the disposition of shares acquired upon the exercise of an incentive option only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the shares.

The board recommends a vote for amending our 2001 Equity Incentive Plan.

PROPOSAL NO. 4: RATIFICATION OF
SELECTION OF INDEPENDENT ACCOUNTANTS

We have selected PricewaterhouseCoopers LLP as the independent accountants to perform the audit of our financial statements for 2002, and the stockholders are being asked to ratify our selection. We have engaged PricewaterhouseCoopers LLP as our independent accountants since 1989. Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

Audit fees billed to HNC by PricewaterhouseCoopers LLP for the 2001 audit were $211,300.

Financial Information Systems Design and Implementation Fees

PricewaterhouseCoopers LLP did not render any financial information systems design or implementation services for HNC in 2001.

All Other Fees

All other fees billed to HNC by PricewaterhouseCoopers LLP for services rendered in 2001 were $939,600. This amount included fees relating to acquisition due diligence, one acquisition audit, the audit of our primary 401(k) benefit plan, tax consulting and compliance work, and the preparation of comfort letters and registration statement assistance in connection with our issuance of convertible subordinated notes in 2001.

The board recommends a vote for ratification of the selection of
PricewaterhouseCoopers LLP.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee with respect to HNC’s audited financial statements for 2001. The material in this report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any filings.

The audit committee’s purpose is to assist the board of directors in its oversight of HNC’s financial accounting, reporting and controls. The board of directors, in its business judgment, has determined that all members of the committee are independent as required by listing standards of the Nasdaq National Market. The committee operates under a charter approved by the board of directors in May 2000.

Management is responsible for the preparation, presentation and integrity of HNC’s financial statements, including setting the accounting and financial reporting principles and establishing the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. The audit committee discussed with our independent auditors the overall scope and plans for the audit and for quarterly reviews. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their annual and quarterly examinations, their evaluations of HNC’s internal controls and the overall quality of HNC’s financial reporting.

In performing its oversight role, the audit committee considered and discussed the audited financial statements with management and the independent auditors. The committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence. Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to below and in its charter, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for 2001. The audit committee and the board of directors also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as independent auditors.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of HNC’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact independent as required by the Nasdaq National Market.

AUDIT COMMITTEE:

Edward K. Chandler Thomas F. Farb Alex W. Hart

PRINCIPAL STOCKHOLDERS

The following table shows information about the beneficial ownership of our common stock as of April 5, 2002 by:

-	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

-	each director and nominee;

-	each executive officer named in the Summary Compensation Table below; and

-	all directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on 35,655,784 shares of common stock outstanding as of April 5, 2002. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock, except to the extent that individuals may share authority with their spouses under community property laws. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o HNC Software Inc., 5935 Cornerstone Court West, San Diego, California 92121.

The number of shares beneficially owned by each stockholder is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has the right to acquire within 60 days after April 5, 2002 through the exercise of any option. The percentage ownership of the common stock, however, is based on the assumption, required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options into shares of our common stock.

	Shares Beneficially Owned

		Options
		Exercisable
	Common	Within
Name of Beneficial Owner	Stock	60 Days	Total	Percent

Capital Research and Management Company(1)	4,589,000	—	4,589,000	12.9%
Franklin Resources, Inc.(2)	1,987,572	—	1,987,572	5.6%
John Mutch	16,965	296,448	313,413	*
Edward K. Chandler	97,430	6,032	103,462	*
Bruce E. Hansen(3)	1,821	48,750	50,571	*
Kenneth J. Saunders	5,960	41,821	47,781	*
Sean M. Downs	943	19,438	20,381	*
David Y. Chen	8,750	11,876	20,626	*
Alex W. Hart	8,000	12,282	20,282	*
Kyle W. Thomas	888	11,875	12,763	*
Thomas F. Farb	8,000	6,032	14,032	*
Louis A. Simpson	—	—	—	*
All current executive officers and directors as a group (13 persons)	161,633	516,232	677,865	1.9%

*	Less than 1% ownership.

(1)	Based upon an amendment to Schedule 13G dated February 11, 2002, indicating that Capital Research and Management Company (CRMC) has sole dispositive power with respect to 4,589,000 shares. Includes 2,089,000 shares held by SMALLCAP World Fund, Inc. The address of CRMC is 333 South Hope Street, Los Angeles, California 90071.

(2)	Based upon an amendment to Schedule 13G dated February 14, 2002, indicating that these shares are beneficially owned by accounts advised and managed by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. Franklin Advisors Inc. reported sole voting power and sole dispositive power as to these shares. Includes 3,472 shares of common stock issuable upon the conversion of $100,000 in 5.25% Convertible Subordinated Notes due September 1, 2008. The address of Franklin is One Franklin Parkway, San Mateo, California 94403.

(3)	Joined HNC in February 2000 and left HNC in March 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows all compensation awarded, earned or paid for services rendered in all capacities to HNC and its subsidiaries during each of 2001, 2000 and 1999 to (i) HNC’s Chief Executive Officer and (ii) HNC’s four other most highly compensated executive officers as of December 31, 2001 whose salary and bonus for 2001 exceeded $100,000. HNC does not grant stock appreciation rights and has no long-term compensation benefits other than stock options.

								Long-Term
								Compensation
		Annual Compensation						Awards

								Securities
		Base			Other Annual		All Other	Underlying
Name and Principal Position	Year	Salary	Bonus (1)		Compensation(2)		Compensation(3)	Options

John Mutch	2001	$422,917	$167,301		$3,387	(5)	$5,100	400,000
Chief Executive Officer and President (4)	2000	396,875	2,404,111	(6)	417		2,626	—
	1999	140,292	205,000	(7)	356		2,400	240,000

Kyle W. Thomas	2001	200,000	381,145	(8)	3,991	(9)	5,100	10,000
Group Vice President, Global Sales	2000	120,000	348,055	(10)	46,274	(11)	—	50,000

Bruce E. Hansen(12)	2001	306,250	152,484		36,101	(13)	5,100	—
President	2000	262,631	1,012,538	(14)	438,637	(15)	3,597	170,000

Kenneth J. Saunders	2001	308,250	103,929		310		5,100	—
Chief Financial Officer and Secretary	2000	242,917	883,321	(16)	752	(17)	2,626	45,000
	1999	129,167	45,500		96		2,400	101,238

Sean M. Downs	2001	262,604	27,277		243		—	—
Group Vice President,	2000	212,500	819,046	(18)	722,201	(19)	—	90,000
Insurance Transaction Processing	1999	176,041	114,773	(20)	—		2,400	10,271

(1)	Includes performance bonuses earned. Also includes Retek bonuses in 2000, representing cash bonuses paid to partially compensate for the decrease in the intrinsic value of stock options due to the Retek spin-off.

(2)	Represents premiums for group term life and disability insurance and includes other compensation if indicated below.

(3)	Represents matching contribution to HNC 401(k) plan.

(4)	Served as Chief Executive Officer since December 1999 and President since March 2002. Also served as President from December 1999 until Mr. Hansen's appointment in May 2001.

(5)	Includes vacation accrual payout of $2,717.

(6)	Includes Retek cash bonus of $2,212,111.

(7)	Includes signing bonus of $25,000.

(8)	Includes commissions of $354,855.

(9)	Includes relocation expenses of $3,828.

(10)	Includes Retek cash bonus of $ 323,999.

(11)	Includes relocation expenses of $46,172.

(12)	Joined HNC in February 2000 and left HNC in March 2002. Served as President from May 2001 to March 2002.

(13)	Includes reimbursement of relocation expenses of $35,792.

(14)	Includes Retek cash bonus of $945,663.

(15)	Includes $128,123 in relocation expenses and $310,313 for the repurchase of stock options.

(16)	Includes Retek cash bonus of $763,321.

(17)	Includes relocation expenses of $543.

(18)	Includes Retek cash bonus of $781,547.

(19)	Includes $722,000 for the repurchase of stock options.

(20)	Includes commissions of $3,073.

Option Grants In 2001

The following table shows information about options granted during 2001 to the executive officers named in the Summary Compensation Table.

Option Grants In 2001

Percentage
	Number of	Of Total
	Securities	HNC Options			Potential Realizable
	Underlying	Granted To	Exercise		Value at Assumed
	Options	Employees	Price Per	Expiration	Annual Rates of Stock Price
Name	Granted	In 2001	Share	Date	Appreciation For Option Term

					5%	10%

John Mutch	400,000	15%	$23.31	2/28/2008	$3,797,966	$8,851,533
Kyle W. Thomas	10,000	*	24.11	4/24/2008	98,152	228,736
Bruce E. Hansen	—	—	—	—	—	—
Kenneth J. Saunders	—	—	—	—	—	—
Sean M. Downs	—	—	—	—	—	—

*	Less than 1%.

As indicated in the table above, in 2001 we granted John Mutch options to purchase 400,000 shares of common stock at a price of $23.31 per share. Mr. Mutch’s 2001 option grant is discussed in the 2001 Executive Compensation section of this proxy. Also in 2001, we granted Kyle W. Thomas options to purchase 10,000 shares of our common stock at a price of $24.11 per share. The options granted to Mr. Thomas vest at a rate of 25% of the total grant on each anniversary of the date of the grant.

During 2001, we granted to our employees options to purchase a total of 2,715,116 shares of common stock. The options shown in the table were granted at fair market value. Options granted to officers are incentive stock options (to the extent permitted under the Internal Revenue Code) or non-statutory stock options and will expire seven years from the date of grant. Options are subject to earlier cancellation upon termination of the option holder’s employment. Effective August 1, 2001, the options generally become exercisable over four years, with 25% of the total grant vesting on the first anniversary of the grant date and thereafter the remaining unvested options vest on a monthly ratable basis over the following three years.

Potential realizable values are calculated by:

-	multiplying the number of shares of common stock subject to a given option by the market price per share of our common stock on the date of grant;

-	assuming that the amount derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire term of the option; and

-	subtracting from that result the total option exercise price.

The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future common stock prices.

On February 27, 2002, the board granted options to the named executive officers to purchase shares of common stock at a price of $14.21 per share as follows: John Mutch 100,000 shares; Kenneth J. Saunders 75,000 shares; and Kyle W. Thomas 12,500 shares.

Option Exercises in 2001 and Year-end Values

     The following table shows the number of shares acquired and the value realized upon exercise of stock options during 2001 by the executive officers named in the Summary Compensation Table. The table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2001. Also reported are values of in-the-money options that represent the positive difference between the exercise price of the outstanding stock option and the fair market value of the shares subject to the option at year-end. The fair market value is based on $20.60 per share, which was the closing price of HNC’s common stock as reported on the Nasdaq National Market on December 31, 2001, the last day of trading for 2001. These values, unlike the amounts in the column entitled Value Realized, have not been, and may never be, realized.

Aggregated Option Exercises in 2001 and Year-end Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at Year-End		at Year-End
	Shares Acquired	Value
Name	on Exercise	Realized*	Exercisable	Unexercisable	Exercisable	Unexercisable

John Mutch	27,153	$661,574	183,887	450,149	$1,004,946	$1,333,833
Kyle W. Thomas	9,376	173,781	—	38,124	—	339,752
Bruce E. Hansen	55,001	620,926	—	89,999	—	377,315
Kenneth J. Saunders	31,509	508,720	35,026	73,993	124,716	401,759
Sean M. Downs	31,231	491,308	1,301	45,614	3,629	328,760

*	Value Realized represents the fair market value of the shares of common stock underlying the option on the date of exercise less the total exercise price of the option.

Employment Agreements and Change in Control Arrangements

In April 2002, we entered into employment agreements with John Mutch, President and Chief Executive Officer, Kenneth J. Saunders, Chief Financial Officer and three additional executive officers. These agreements provide for cash severance payments upon a change of control of HNC. The amount of the payment for John Mutch is three times his annual base salary plus three times his target bonus for the year in which the change of control occurs. The amount of the payments for the other executive officers is the annual base salary plus the target bonus for the year in which the change of control occurs, plus an additional 5% of that amount for each full six-month period the executive was employed by HNC. HNC agreed to pay these cash severance amounts in two installments. The first installment of 80% of the payment is due on the day the change of control is completed. The second installment of the remaining 20% is due on the earliest of three months after the change of control, the executive’s death or disability, termination of the executive’s employment without cause or constructive termination of the executive’s employment. The second installment will not be paid if the executive breaches the obligation to provide transition services for up to three months after the change of control. Constructive termination of employment is defined in the agreements as a significant reduction in pay or duties or forced relocation of more than 50 miles. In addition, the agreements provide for vesting of all outstanding stock options held by the executives and continuing health and life insurance benefits upon a change in control. If there is a change of control before April 2, 2003, and if the benefits under the agreements trigger an excise tax, HNC agreed to pay each executive an additional bonus to cover the excise tax plus taxes on that bonus, subject to overall limits provided in the agreements. Each executive has agreed to provide transition services for up to three months after a change of control.

The agreements also provide for severance payments for termination without cause or constructive termination without a change of control. The amount of the payment for John Mutch is two times his annual base salary plus two times his target bonus for the year in which the termination occurs. The amount of the payments for the other executive officers is the annual base salary plus the target bonus for the year in which the termination occurs. In addition, the agreements provide for one year additional vesting of stock options held by the executives and continuing health and life insurance benefits upon a termination.

Kyle W. Thomas, Group Vice President of Global Sales, entered into a letter agreement with HNC in August 2000 that provided for a salary of $200,000 per year plus commissions and relocation assistance. HNC also agreed to provide a home loan to Mr. Thomas. In addition, if Mr. Thomas is terminated for any reason other than for cause, HNC agreed to pay him 12 months of severance based on his last twelve months of total compensation.

On December 13, 1999, HNC entered into an employment agreement with John Mutch in connection with his appointment as President and Chief Executive Officer of HNC, which was effective on January 15, 2000. The agreement was for a term of one year. It provided that he would be paid a salary of $400,000 per year, and would be eligible for a target bonus of $240,000, based on attainment of bonus objectives determined by the board of directors. Under the agreement, in December 1999 Mr. Mutch was granted an option to purchase 100,000 shares of HNC common stock that vests and becomes exercisable in 48 equal monthly installments, beginning with February 2000. The vesting of the option will accelerate and the option will be exercisable in full if Mr. Mutch is terminated by HNC without cause or if his employment is terminated because of his death or disability. In addition, the agreement provided that if Mr. Mutch is terminated without cause, he would be entitled to a severance payment equal to his salary for the remainder of the term of the agreement, payable in a lump sum, plus the pro rata portion of any earned bonus. The agreement expired in January 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee currently consists of Edward K. Chandler, Alex W. Hart and Louis A. Simpson, none of whom has any interlocking relationships as defined by the SEC.

REPORT ON EXECUTIVE COMPENSATION

This report on executive compensation is required by the Securities and Exchange Commission. The material in this report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any filings.

The compensation committee of the board makes decisions regarding executive compensation and stock option grants to executives. The committee is composed of three independent non-employee directors, none of whom has any interlocking relationships as defined by the Securities and Exchange Commission. Although the Chief Executive Officer and the Chief Financial Officer attend some of the meetings of the committee, they do not participate in deliberations that relate to their own compensation.

General Compensation Policy

The committee acts on behalf of the board to establish our general compensation policy for all of our employees. The committee typically reviews base salary levels and target bonuses for the Chief Executive Officer and other executive officers and employees at or about the beginning of each year. The committee administers our incentive and equity plans, including the 1995 Equity Incentive Plan, the 2001 Equity Incentive Plan, the 1998 Option Plan and the Employee Stock Purchase Plan.

The committee’s philosophy in compensating executive officers, including the CEO, is to relate compensation directly to corporate performance. Thus, our compensation policy, which applies to executive officers and our other key employees, relates a portion of each individual’s total compensation to our revenue and profit objectives as well as individual objectives set at the beginning of the year. Consistent with this policy, a designated portion of the compensation of our executive officers is contingent on corporate performance and, in the case of certain executive officers, is also based on the individual officer’s performance, as determined by the committee in its discretion. Long-term equity incentives for executive officers are affected through the grant of stock options. Stock options have value for the executive only if the price of our common stock increases above the fair market value on the grant date and the executive remains in our employ for the time required for the options to vest.

The committee determines base salaries, incentive compensation and stock option grants of the executive officers. The committee bases its determinations and recommendations in part on its review of the Radford Executive Compensation Report, the Culpepper Executive Compensation Survey and other surveys of prevailing compensation practices among high-technology companies with whom HNC competes for executive talent, and on its evaluation of this information in connection with our corporate goals. These surveys are nationally known for their databases of high technology company compensation practices. The Radford Survey itself includes over 500 high technology companies. To this end, the committee attempts to compare the compensation of our executive officers with comparable survey positions and the compensation practices of comparable companies to determine or recommend base salary, target bonuses and target total cash compensation. In addition to their base salaries, our executive officers, including the CEO, are each eligible to receive cash bonuses and option grants.

In preparing the performance graph for this proxy statement, we used the JP Morgan H&Q Technology Index as our published line of business index. The companies in the Radford Survey are substantially similar to the companies contained in the JP Morgan H&Q index. Nevertheless, certain companies in the JP Morgan H&Q index were not included in the Radford Survey and our other salary surveys because they were not determined to be competitive with us for executive talent or because compensation information was not available.

This competitive market information is reviewed by the committee with the CEO for each executive level position and within the committee as to the CEO. In addition, the committee reviews each executive officer’s performance for the last year and objectives for the next year, together with the executive officer’s responsibility level and our fiscal performance versus objectives and potential performance targets for the next year.

2001 Executive Compensation

Base Compensation. The foregoing information was presented to the committee on February 2001. The committee reviewed the recommendations and performance and market data outlined above and established a base salary level for each executive officer other than the CEO.

Incentive Compensation. Cash bonuses are awarded to the extent that an executive officer has achieved predetermined individual objectives and we have met predetermined revenue and operating profit objectives set by the board at the beginning of the year. The CEO’s subjective judgment of executives’ performance (other than his own) is taken into account in determining whether those individual objectives have been satisfied. Performance is measured at the end of the year. For 2001, the basis of target incentive compensation for executive officers were our revenues and profits, ranging from approximately 60% to 100% of an individual’s target incentive compensation, with the balance, if any, based on individual objectives, depending on the individual executive. The targets and actual bonus payments are determined by the committee, in its discretion.

Stock Options. Stock options are an essential element of our executive compensation package. The committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of the equity-based compensation depends entirely on appreciation of our common stock. The majority of our full-time employees are granted employee stock options.

Stock options typically have been granted to executive officers when the executive first joins us, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the committee and is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive’s peer group. In the discretion of the committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. In 2000, as part of an annual review of the stock options held by executive officers and managers, the committee considered these factors, as well as the number of options held by executive officers as of the date of grant that remained unvested. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of our common stock on the date of grant.

For 2002, the committee will be considering whether to grant future options to executive officers based on the factors described above, with particular attention to company-wide management objectives and the executive officers’ success in obtaining specific individual financial and operational objectives established or to be established for 2002, to our revenue and profit expectations and to the number of options currently held by the executive officers that remain unvested.

Company Performance and CEO Compensation. For 2001, John Mutch’s base salary was increased from $400,000 to $425,000 effective February 1, 2001. Mr. Mutch received a bonus of $167,301 for the first half of 2001 and no bonus for the second half of the year. In February 2001, the committee approved the grant to Mr. Mutch of a stock option to purchase 400,000 shares of common stock at a price of $23.3125 per share, of which 70,000 shares vested immediately upon grant and 82,500 shares vest on each anniversary of the date of grant over the next four years. In addition, the option provides that vesting will be accelerated if the market price of HNC’s common stock remains for 20 consecutive trading days at certain prices, as follows: if that price is at least $39.00 per share before February 28, 2002, then vesting of the shares that would have vested on that date will accelerate; if that price is at least $53.00 per share before February 28, 2003, then vesting of the shares that would have vested on that date will accelerate; if that price is at least $71.00 per share before February 28, 2004, then vesting of the shares that would have vested on that date will accelerate; and if that price is at least $96.00 per share before February 28, 2005, then vesting of the shares that would have vested on that date will accelerate. In February 2002, the committee approved the grant to Mr. Mutch of a stock option to purchase 100,000 shares of common stock at a price of $14.12 per share. The shares vest at a rate of 25% on the first anniversary of the date of grant and in equal monthly increments thereafter. In recommending the grants of the stock options to Mr. Mutch, the committee reviewed his prior outstanding option grants, the number of options that remained unexercisable, the number of shares he already owned as of the date the option was granted and HNC’s performance. The committee believes that these grants were appropriate because they provide the proper incentive to Mr. Mutch and take account of his prior option grants.

Compliance with Section 162(m) of the Code. We intend to comply with the requirements of Section 162(m) of the Internal Revenue Code for 2001. The 1995 Equity Incentive Plan is

already in compliance with Section 162(m) by limiting stock awards to named executive officers. We do not expect cash compensation for 2001 to any of our executive officers to be more than $1,000,000 or consequently affected by the requirements of Section 162(m).

COMPENSATION COMMITTEE:

Edward K. Chandler Alex W. Hart Louis A. Simpson

COMPANY STOCK PRICE PERFORMANCE

The stock price performance graph below is required by the Securities and Exchange Commission. It is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any filings.

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq Stock Market— U.S. Index and the JP Morgan H&Q Technology Index. The graph assumes the investment of $100 in our common stock, the Nasdaq Stock Market— U.S. Index and the JP Morgan H&Q Technology Index on the last trading day of 1996 and calculates the annual return through December 31, 2001, assuming reinvestment of all cash dividends. The stock price performance shown in the graph is based on historical data and does not necessarily indicate future stock price performance.

			NASDAQ STOCK		H&Q TECHNOLOGY
	HNC SOFTWARE INC.		MARKET - U.S. INDEX		INDEX

	MARKET	INVESTMENT		INVESTMENT		INVESTMENT
	PRICE	VALUE	INDEX	VALUE	INDEX	VALUE

12/31/96	$6.064	$100.00	$425.4	$100.00	$404.5	$100.00
12/31/97	8.344	137.60	522.1	122.48	474.2	117.24
12/31/98	7.846	129.40	735.7	172.68	737.6	182.36
12/31/99	20.520	338.40	1,364.8	320.89	1,647.4	407.27
12/31/00	29.688	489.60	821.2	193.01	1,065.0	263.28
12/31/01	20.60	339.73	652.0	153.15	736.1	181.99

RELATED PARTY TRANSACTIONS

Other than the compensation arrangements described in Director Compensation and Executive Compensation and the transactions described below, since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $60,000 and in which any executive officer, director, beneficial owner of more than 5% of our common stock had or will have a direct or indirect material interest.

GeoTrust, Inc. is a former customer of HNC. David Y. Chen, a director of HNC, was the chairman and chief executive officer of GeoTrust from January 1999 to May 2001 and beneficially owns more than 10% of the stock of GeoTrust. In October 2000, HNC and GeoTrust entered into a Strategic Partnership Agreement that provided for HNC to install HNC products at GeoTrust at a discounted rate for a period of one year. The agreement also provided for GeoTrust to pay monthly license and maintenance fees to HNC and issue warrants to HNC to purchase shares of GeoTrust common stock at an exercise price equal to the then fair market value of GeoTrust common stock. The number of warrants to be issued was proportional to the price discount on services HNC provided to GeoTrust. In June 2001, the parties terminated the Strategic Partnership Agreement, and entered into a Settlement Agreement under which GeoTrust agreed to pay to HNC remaining license and service fees due of approximately $330,000 in equal monthly installments beginning in June 2001. Under these agreements, GeoTrust paid HNC a total of $334,000 in 2001 and issued warrants to HNC to purchase a total of 2,753 shares of GeoTrust common stock at a price of $2.00 per share. At December 31, 2001, the remaining balance due from GeoTrust was approximately $185,000.

To enable our option holders to participate in the dividend of Retek common stock, we offered them the opportunity to exercise a portion of their vested options before the dividend record date through loans evidenced by full recourse promissory notes payable to HNC and secured by the shares purchased and by the shares of Retek common stock paid in the dividend on those shares. Each note was due December 31, 2000 and bore interest at the rate of 9.0% per annum. A total of 60 option holders borrowed a total of $11,857,490 to exercise options to purchase a total of 327,884 shares. The named executive officers and directors who borrowed funds from HNC under this program and the largest amount of indebtedness outstanding during 2001 for each of them, was as follows: $5,026,209 for John Mutch; $1,461,985 for Edward K. Chandler; and $514,846 for Thomas F. Farb. The loans to eligible employees and directors, including John Mutch, Edward K. Chandler and Thomas F. Farb, were extended to September 2001, and they were repaid in full at that time. The total amount of this debt outstanding for all employees was repaid in full during 2001.

In May 2000, HNC loaned $600,000 to John Mutch, the Chief Executive Officer and President, to assist in his purchase of a second home. Mr. Mutch agreed to secure the loan with all shares of HNC that he acquires upon the exercise of stock options, unless he sells the shares and remits the sale proceeds to HNC to pay this indebtedness to HNC. The loan bore interest at the rate of 8.25% per annum. The principal amount and all accrued interest were due in May 2005. The loan was due earlier if any of the following occurred: (a) the first date on which Mr. Mutch receives cumulative total gross proceeds of $500,000 from sales of HNC common stock; (b) the first date on which the market price of HNC common stock exceeds $109.00 per share; or (c) 90 days after termination of Mr. Mutch’s employment with HNC. The largest amount of indebtedness outstanding under this loan during 2001 was $642,041. Mr. Mutch repaid this loan in full in April 2001.

In June 2000, HNC loaned $600,000 to Bruce E. Hansen, the President of HNC, to assist in his purchase of a home in connection with his relocation from New Mexico. The loan was secured by a second mortgage on the home. The loan bore interest at the rate of 8.5% per annum. The principal amount and all accrued interest were due in June 2005. The largest amount of indebtedness outstanding under this loan during 2001 was $646,750. Mr. Hansen repaid this loan in full in April 2001.

In November 2000, HNC loaned $200,000 to Kyle W. Thomas, Group Vice President of Global Sales, to assist in his purchase of a home. The loan was secured by a second mortgage on the home. The loan bore interest at the rate of 9.0% per annum. The principal amount and all accrued interest were due in November 2005. The largest amount of indebtedness outstanding under this loan during 2001 was $212,625. Mr. Thomas repaid this loan in full in July 2001.

In August 1999, HNC loaned $200,000 to J. Anthony Patterson, the former President of HNC Telecommunications Solutions, to assist in his purchase of a home. The loan was secured by a third mortgage on the home. The loan was due in full in August 2004 and bore interest at the rate of 5.19% compounded monthly. Interest payments were due semi-monthly. The largest amount of indebtedness outstanding under this loan during 2001 was $200,000. Mr. Patterson repaid this loan in full in June 2001.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders in 2003 must be received at our principal executive offices no later than December 23, 2002 to be included in our proxy statement and form of proxy for that meeting. Stockholders wishing to bring a proposal before our 2003 annual meeting of stockholders (but not include it in our proxy materials) must provide written notice of the proposal to the Secretary of HNC at our principal executive offices by March 14, 2003. In addition, stockholders must comply with the procedural requirements in our bylaws. Under our bylaws, notice must be delivered to the Secretary of HNC at our principal executive offices no less than 75 days and no more than 105 days before the first anniversary of the 2002 annual meeting. If the annual meeting in 2003 is more than 30 days before or more than 60 days after the first anniversary of the 2002 annual meeting, then stockholders must give us notice of any proposal no more than 105 days and no less than 75 days before the meeting or 10 days after we publicly announce the date of the meeting. The stockholder’s notice must specify, as to each proposed matter: (a) a description of the business and reason for conducting the business at the meeting; (b) the name and address as they appear on our books of the stockholder proposing the business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of our common stock owned by the stockholder or beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest in the matter of the stockholder or beneficial holder or other party on whose behalf the proposal is made. Stockholders can obtain a copy of our bylaws from us. The bylaws are also on file with the Securities and Exchange Commission. The proxy holders will vote all proxies received for the annual meeting in 2003 according to their judgment on all stockholder proposals that we receive after March 14, 2003.

COMPLIANCE UNDER SECTION 16(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16 of the Securities Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. The SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2001.

OTHER BUSINESS

The board does not intend to bring any other business before the meeting, and, so far as is known to the board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the proxy holders. A matter is considered properly brought before the 2002 annual meeting if it we receive notice of the matter in the manner provided in our bylaws. Under our bylaws, notice must have been delivered to the Secretary of HNC at our principal executive offices no later than March 22, 2002.

Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

DETACH HERE

PROXY

HNC SOFTWARE INC.

Annual Meeting of Stockholders — May 28, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John Mutch and Kenneth J. Saunders, or either of them, as proxies each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all shares of stock of HNC Software Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card at the Annual Meeting of Stockholders of HNC Software Inc. (the Meeting) to be held on Tuesday, May 28, 2001 at 10:00 a.m. local time, at the Company’s world-wide headquarters located at 5935 Cornerstone Court West, San Diego, California and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SEE REVERSE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE
SIDE		SIDE

HNC SOFTWARE INC.
C/O EQUISERVE
P.O. BOX 9398
BOSTON, MA 02205-9398

DETACH HERE

1.	The election of six directors, each to serve until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. At the meeting our board of directors intends to present the following nominee for election as directors:	2.	To approve amending our Certificate of Incorporation to increase our number of authorized shares of common stock by 120,000,000, increasing our total authorized common stock from 120,000,000 to 240,000,000 shares.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Nominees:	(01) Edward K. Chandler, (02) Thomas F. Farb, (03) Alex W. Hart, (04) David Y. Chen, (05) John Mutch, and (06) Louis A. Simpson	3.	To approve amending our 2001 Equity Incentive Plan to increase in the number of shares of common stock reserved under the plan by 400,000, increasing the reserve from 1,400,000 to 1,800,000 shares.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

FOR ALL NOMINEES	[ ]	[ ]	WITHHELD FROM ALL NOMINEES	4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for 2002.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

5.	To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

[ ] (Instruction: to withhold authority to vote for any individual nominee write that nominee’s name on the space provided above.)	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]
These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on April 5, 2002 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the name of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Signature:	Date:	Signature:	Date: